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                                   DECHERT LLP
                              30 Rockefeller Plaza
                               New York, NY 10112



August 18, 2005




Chase Funding, Inc.
194 Wood Avenue South
Iselin, NJ 08830



Ladies and Gentlemen:


We have acted as counsel to Chase Funding, Inc., a New York corporation, (the "Seller") in connection with Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (the "Registration Statement") filed on August 18, 2005 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the issuance from time to time in one or more series (each, a "Series") of asset-backed securities (the "Securities). The Securities may be issued in the form of Asset-Backed Notes (the "Notes") or Asset-Backed Certificates (the "Certificates"). As set forth in the Registration Statement, each Series of Securities will be issued by a separate trust to be formed by the Seller (each, a "Trust") under and pursuant to the conditions of a separate pooling and servicing agreement, trust agreement or indenture (each, an "Agreement"), each to be identified in the prospectus supplement for such Series of Securities.

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Seller, and such public documents and records, as we have deemed necessary as a basis for the opinions hereinafter expressed.


Based on the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Securities of a Series have been duly executed, authenticated and delivered in accordance with the terms of the related Agreements and issued and delivered against payment therefor as described in the Registration Statement, the Certificates of such Series will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Agreement, and the Notes of such Series will be valid and legally binding obligations of the related Trust, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforceability is sought in a proceeding in equity or at law).


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August 18, 2005


Page 2


In rendering the foregoing opinion, we express no opinion as to the law of any jurisdiction other than the law of the State of New York and the federal law of the United States of America.


We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading "Legal Matters", without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement including this Exhibit.

Very truly yours,

DECHERT LLP